Exhibit 19.1

PRA Group, Inc.
Insider Trading Policy

1

1. Introduction
PRA Group, Inc. (“PRA” or the “Company”) has adopted this Insider Trading Policy (“Policy”) to promote compliance by the Company’s Directors, Officers, and Employees with federal securities laws, including those relating to insider trading. Although this Policy is designed to reduce the risk that an insider trading violation occurs, PRA’s Directors, Officers, and Employees should remember that ultimate responsibility for adhering to this Policy and avoiding improper trading rests with each individual.
Authority and Scope
This Policy applies to all Directors, Officers, and Employees of PRA, including Employees outside the United States. PRA’s Directors, Officers, and Employees are responsible for ensuring that (a) their family members (including spouses, minor children, or any other family members living in the same household) and (b) other entities under their control (such as trusts for which they are the trustee, partnerships for which they are the general partner or estates for which they are the executor) comply with the provisions of this Policy.
1.2 Policy Statement
It is PRA’s Policy that no Director, Officer or Employee may:
•trade in or recommend that another person trade in PRA’s securities while in possession of material, nonpublic information (“MNPI”) relating to the Company except in compliance with this Policy, or
•provide MNPI about PRA to a person who may trade in the Company’s securities while aware of such information.
1.3 Roles and Responsibilities
Corporate Compliance Department (“Compliance”) – Compliance is responsible for the regular review and approval of this document in accordance with PRA’s Policy, Procedure, and Training Material Writing, Approval and Acknowledgement Policy.
Employee(s) – Employee(s) refer to all personnel referenced in this document regardless of position, nationality, or location. Employees must comply with the terms of this document. Any questions with regard to the intent, purpose or implementation of this document are to be addressed with the respective Manager. Employees are expected to be familiar with the location, availability, and tenets of applicable documents and guidance. They are required to take all required training and acknowledge completion. An Employee who has knowledge of a violation of this document is obligated to inform their respective Manager.

2

Management – Responsible for ensuring that Employees receive and understand the policies and procedures in this document and others that are applicable to their roles and responsibilities.
Management must design, document and implement controls to ensure and evidence compliance with this Policy and monitor the effectiveness of those controls.
Office of General Counsel (“OGC”) – Provides guidance to ensure written content is consistent with federal, state, and municipal laws and regulations.

1.4 Related Documents
•Code of Conduct
•Compliance Management System (CMS) Policy
•Data Dictionary - Definitions
•Document Retention and Destruction/Records Management Policy
•Human Resources Employee Handbook
•Policy, Procedure and Training Material Writing, Approval and Acknowledgment Policy
2. Insider Trading
2.1 Who is an “insider”?
Any person who possesses MNPI is considered an insider as to that information. Insiders include:
•PRA’s Directors, Officers, Employees and independent Contractors, and
•those in a special relationship with PRA, such as Auditors, Consultants or Attorneys.
It is important for you to understand that a person is an insider each time that he or she is in possession of MNPI.
2.2 Which securities are covered by this Policy? What is “trading”?
This Policy applies to PRA’s common stock, options to purchase PRA’s common stock, and any other type of securities PRA may issue, including, but not limited to, preferred stock, notes, bonds, convertible debentures, and warrants (collectively, “Company Securities”). For purposes of this Policy, “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, gifts or other contributions, exercises of stock options, sales of stock acquired upon the exercise of stock options or vesting of restricted stock or restricted stock units and trades made under an employee benefit plan such as a 401(k) plan.

3

2.3 How do I know if information is “material”?
Information is considered “material” (1) if there is a very good chance, or substantial likelihood, that a reasonable investor would consider it important in deciding to trade in or hold a company’s stock or other security or (2) where the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to any aspect of a company’s business. Examples of information that may be considered material include:
•Financial results (especially earnings estimates) or operating results;
•Significant changes in the Company’s prospects;
•Significant changes in the Company’s Board of Directors or management;
•Developments regarding significant litigation or regulatory proceedings;
•Cybersecurity incidents, including breaches;
•A pending or proposed merger, acquisition or tender offer;
•Bank borrowings or other financing transactions outside the ordinary course of business;
•Changes in dividend policies;
•A government investigation; and
•Establishment of, or changes to, a repurchase program for Company Securities.
This list of examples is not intended to be exhaustive. If the information you have is motivating you to trade in PRA’s securities or the securities of another company with which PRA has a relationship, it is probably material.
2.4 When is information nonpublic?
Information is nonpublic if it has not been distributed to, and absorbed by, the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, or Associated Press, or disclosed in a filing with U.S. Securities and Exchange Commission. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public. For example, if disclosure of material information that was previously nonpublic is made on Monday after the market closes, Employees aware of that MNPI may not

4

trade in Company Securities until Wednesday in order to give the market time to “absorb” the information.
3. Policies Regarding Transactions in Company and other Securities
The following policies apply to all PRA Directors, Officers, and Employees.
3.1 No Trading While in Possession of MNPI
No person may trade in or recommend that another person trade in Company Securities when the person has knowledge of material information concerning PRA that has not been disclosed to the public.
3.2 No Speculative Transactions
Company Directors, Officers, and Employees are prohibited from:
•trading in options, warrants, puts and calls or similar instruments on Company Securities;
•engaging in short sales of Company Securities;
•holding Company Securities in margin accounts;
•engaging in hedging and monetization transactions;
•pledging Company Securities as collateral; and
•placing standing or limit orders other than pursuant to a Rule 10b5-1 trading plan (see Section 4.3 below).
3.3 Confidentiality of Material, Non-Public Information
MNPI must not be disclosed to anyone, except persons within PRA or Third-Party agents of PRA (such as investment banking advisors or outside legal counsel) whose positions require them to know it.
3.4 No Tipping
Insiders may be liable for communicating or “tipping” MNPI to any Third-Party (“tippee”). Persons other than insiders also can be liable for insider trading, including tippees who trade on MNPI tipped to them and individuals who trade on MNPI which has been misappropriated. A tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain MNPI by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

5

3.5 Limitations on Trading in the Securities of Other Companies
No PRA Director, Officer or Employee may trade or recommend that another person trade in the securities of another company on the basis of MNPI about the other company learned in the course of service to or employment with PRA.
4. Additional Considerations for Directors, Section 16 Officers, and
Designated Associates
PRA Directors, Section 16 Officers, and Designated Associates are subject to the following additional restrictions and requirements. Appendix A to this Policy, which lists the Section 16 Officers and Employees who are considered Designated Associates, shall be updated from time to time by the Company’s General Counsel, who will notify Section 16 Officers and Designated Associates of their status.
4.1 Trading Windows
PRA Directors, Section 16 Officers, and Designated Associates may only trade in Company Securities in the public market during the period beginning one full trading day after the release of PRA’s quarterly earnings and ending two weeks prior to the end of the next fiscal quarter.
The General Counsel may also issue instructions from time-to-time prohibiting PRA Directors, Section 16 Officers, and/or Designated Associates from trading in Company Securities. If you are notified of a special blackout period, do not disclose this fact to anyone.
4.2 Pre-Clearance
Directors, Section 16 Officers, and Designated Associates must obtain approval from the Company’s General Counsel, or the General Counsel’s designee, before trading in any Company Securities. Clearance or approval of a trade is valid only for a period of three trading days following the day that the clearance is given. If the transaction order is not placed, or the gift is not made within the three trading days following the day that the clearance is given, clearance must be requested again. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
4.3 Rule 10b5-1 Plans
Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if the person demonstrates that the trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before the person became aware of MNPI. Such contracts, irrevocable instructions, and plans are commonly referred to as Rule 10b5-1 plans.

6

Section 16 Officers must adopt a Rule 10b5-1 plan before trading in Company Securities. You should keep in mind the following with respect to Rule 10b5-1 plans:
•Pre-Approval – Rule 10b5-1 plans must be preapproved by the General Counsel or the General Counsel’s designee and comply with the requirements set forth in Appendix B to this Policy.
•MNPI and Special Blackouts – Rule 10b5-1 plans must be adopted when the Section 16 Officer is not aware of MNPI and not otherwise subject to a special trading blackout.
•Trading Window –Section 16 Officers may only establish a Rule 10b5-1 plan when PRA’s trading window is open.
•Amendments, Modifications and Terminations – Once a Rule 10b5-1 trading plan is adopted, it can only be amended or modified when PRA’s trading window is open and upon the approval of the General Counsel or the General Counsel’s designee. Once a Rule 10b5- 1 trading plan is adopted, it can only be terminated when PRA’s trading window is open or upon the approval of the General Counsel or the General Counsel’s designee.
•Trading Plans - Section 16 Officers may not have more than one open trading plan. However, such prohibition does not apply to transactions intended to satisfy tax withholding obligations. Trading plans to execute a single trade are limited to one plan per 12-month period.
Note that, for a company’s directors and officers, Rule 10b5-1 imposes a mandatory cooling-off period before trading can commence of the later of (i) 90 days following plan adoption or (ii) two business days following the disclosure in the company’s periodic reports of its financial results for the fiscal quarter in which the plan was adopted. Plan amendments and modifications will generally require a new cooling-off period other than for certain ministerial and non-material changes. Pre-clearance of a transaction or approval of a Rule 10b5-1 plan by the General Counsel or the General Counsel’s designee does not constitute legal advice, does not constitute confirmation that you do not possess MNPI, and does not relieve you of any of your legal obligations.
5. Exceptions
In addition to transactions pursuant to Rule 10b5-1 plans, the following events are not subject to this Policy:

7

5.1 401(k) Plan
To the extent that the Company offers Company stock as an investment option in the Company’s 401(k) plan, purchases of Company stock through the Company’s 401(k) plan through regular payroll deductions are not subject to this Policy. However, the sale or gifting of any such Company stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
5.2 Transactions with the Company
Purchases of securities from, and sales of securities to, the Company are not subject to this Policy. The exercise of stock options under the Company’s stock plans is not subject to this Policy.
However, the sale of any stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy.
5.3 Tax Withholding
You may exercise a tax withholding right with respect to restricted stock, shares underlying restricted stock units or shares subject to a stock option pursuant to which you elect to have PRA withhold shares of stock to satisfy tax withholding requirements upon vesting or exercise.
6. Potential Penalties and Disciplinary Actions
6.1 Civil and Criminal Penalties
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.
6.2 Company Discipline
Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a Director, subject the Director to dismissal proceedings and, in the case of an Officer or Employee, subject the Officer or Employee to disciplinary action by the Company up to and including termination for cause.
7. Questions
If you have any questions about this Policy or the information discussed in the Policy, you should contact PRA’s General Counsel. You must notify the General Counsel, or the General Counsel’s designee, immediately if you become aware of a breach of this Policy.

8

8. Training, Instruction and Resources
Compliance training is essential to the development and maintenance of a compliant culture and is necessary for the execution of business processes that are compliant with applicable laws, regulations and company policies. Employees are required to complete specific ethics and compliance related training modules upon joining the company and on an annual basis thereafter.
Pursuant to the Compliance Management System, Compliance, in close coordination with the Human Resources Department, is responsible for developing and maintaining compliance training content, assisting Management with training assignments and tracking/reporting Employee completion. Senior Management is responsible for ensuring that Employees complete assigned compliance training modules and then monitor, coach and enforce adherence to these policies, procedures, laws and regulations.
To ensure the most up-to-date content is available, policies are located and accessible via PRA Today. Employees seeking additional advice on any of the policies or procedures are to consult with their Managers or contact Compliance at:
9. Compliance Monitoring and Testing
As part of the Compliance Management System, Compliance conducts independent and periodic reviews of applicable laws and regulations. As part of this review, related policies and procedures are examined for accuracy and appropriate coverage of the associated requirements. It is the responsibility of Senior Management to take appropriate action to correct any exceptions found because of these reviews.
10. Internal Audit
Corporate Audit Services is designated to conduct independent audit and advisory reviews of the Company’s policies, procedures, controls, and operations as part of the Company’s internal control system. Audit and advisory review results are reported to the applicable business unit, Senior Management, and the Audit Committee of the Board. It is the responsibility of Senior Management and, when applicable, Compliance Management to take appropriate action to correct any exceptions found as a result of the audit or review.

9

11. Document Retention
This document must be reviewed no less frequently than annually. This review shall include the compliance of this document with current law, regulation or directive, the procedural implementation of this document within the current scope of operations, Internal Audit results received during the previous year and the current industry trends or regulatory guidance.
OGC is responsible for the review and maintenance of this document and certain documents incorporated herein by reference in accordance with the Policy, Procedure and Training Material Writing, Approval and Acknowledgement Policy. Likewise, Compliance is responsible for maintaining all approved versions of this Procedure and related documents going forward in accordance with PRA’s Document Retention and Destruction Policy. To ensure visibility of the policies to staff, an approved version of this document is published on PRAToday in the “Policy Vault.”

10

Appendix A: Section 16 Officers and Designated Associates
As of July 24, 2024, the Section 16 Officers are:
•President and Chief Executive Officer
•Executive Vice President, Chief Financial Officer
•Executive Vice President, General Counsel & Chief Human Resources Officer
•Executive Vice President, Global Investment Officer
•Executive Vice President, Global Operations Officer
•President, PRA Group Europe
•The following individuals shall be Designated Associates:
•Administrative assistants, or individuals in similar capacity, to the Section 16 Officers
•Direct reports of any Section 16 Officer
•All associates who report to the Senior Vice President, Global Controller who are involved in the preparation of financial statements

11

Appendix B: Requirements for Rule 10b5-1 Plans
In order for a 10b5-1 plan to be approved by the General Counsel or the General Counsel’s designee, the plan must, at a minimum:
•Be entered into during an open trading window,
•Specify the amount, price (which may include a limit price) and specific dates of purchases or sales,
•Require that trades be affected using a licensed broker,
•Cover only sales of shares that exceed the Officer’s shareholding requirements,
•Include certifications by the Section 16 Officer that the officer is (1) not aware of any MNPI upon adoption or modification of the plan and (2) adopting the plan in good faith, and
•Include the waiting period during which no trades can occur required by Rule 10b5-1.
Termination: A 10b5-1 plan can be terminated prior to its predetermined end date during an open window period or upon the approval of the General Counsel or the General Counsel’s designee.
Amendment and Modification: Directors and Section 16 Officers can only amend or modify a 10b5-1 plan during an open window period upon the approval of the General Counsel or the General Counsel’s designee. No trades can occur following the amendment or modification of a 10b5-1 plan during the waiting period required by Rule 10b5-1.

12